UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

CryoPort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)
[  ] Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))
[  ] Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2008 the Company’s Board of Directors appointed Larry G. Stambaugh to fill the vacancy left by Stephen Scott’s resignation in November 2008. The Company Board then unanimously elected Mr. Stambaugh to the position of Chairman.

Mr. Stambaugh is currently a Principal of Apercu Consulting and sits on the boards of several companies, including EcoDog, Ridge Diagnostics, and BioCom.  He is also currently on the Board of Directors of the Corporate Directors Forum. At Apercu, Mr. Stambaugh serves as an advisor to several private and public boards and CEOs, concentrating on strategic business direction, turnarounds and board governance.  Mr. Stambaugh brings to Cryoport more than 30 years of successful experience building global businesses and setting strategies. He also brings an extensive background in life sciences and clean tech including relationships with and knowledge of Contract Research Organizations and biotech and pharmaceutical companies.  Mr. Stambaugh earned his BBA Accounting/Finance from Washburn University in 1969.

Attached is the CryoPort, Inc. Board of Directors Agreement between the Company and Larry G. Stambaugh memorializing the terms of Mr. Stambaugh’s compensation for serving as a director and Chairman of the Company Board.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

   10.15    CryoPort, Inc. Board of Directors Agreement, dated December 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoPort, Inc.
(Registrant)

Date: January 8, 2009	By: /s/ Peter Berry
Peter Berry,
Chief Executive Officer, President